SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C. 20549

                        __________________

                             FORM 8-K

        Current Report Pursuant to Section 13 or 15(d) of
                    The Securities Act of 1934


                Date of Report:  March 11, 1997



                NOVA NATURAL RESOURCES CORPORATION
      (Exact name of registrant as specified in its charter)


Colorado                        33-81944       84-1227328
(State or other jurisdiction    (Commission    (I.R.S. Employer
of incorporation)               File No.)      Identification No.)


789 Sherman St.,Suite 550,Denver,Colorado            80203
(Address of principal executive offices)             (Zip Code)


                          (303)863-1997
        (Registrant's telephone number, including area code)
ITEM 6.  Liquidity and Capital Resources

     During 1996, disputes arose between Thomas F. Kane, then a director, and the other directors of the Company concerning decisions by the other directors and the business operations of the "Company." Mr. Kane asserted, inter alia, that the continued operation of the Company was not in the best interests of the owners of the Company's Preferred Stock who, if the Company were liquidated, would receive all of the proceeds in the liquidation after payment to the Company's creditors. Mr. Kane also asserted that continuation of the Company's business would cause the dissipation of assets which otherwise would be distributable to owners of the Company's Preferred Stock upon liquidation. Mr. Kane recommended and proposed that the Company be liquidated and threatened to commence litigation to force the liquidation and dissolution of the Company. The Company's other directors disagreed with Mr. Kane, determined to continue the Company as a going concern and determined to oppose any attempt to liquidate and dissolve the Company. In resolution of these disputes, the Company, Mr. Kane and Brian Spillane, the Company's President and a director, entered into an Agreement, dated February 5, 1997 and closed February 21, 1997, for the purchase of all of Mr. Kane's Common and Preferred Stock. A copy of that Agreement is appended. By terms of that Agreement, the Company purchased from Mr. Kane 895,415 shares of his Preferred Stock and 510,342 shares of his Common Stock. All of the stock purchased by the Company was retired upon completion of the purchase. Mr. Spillane purchased from Mr. Kane 203,426 shares of Mr. Kane's Preferred Stock and 115,942 shares of his Common Stock. Mr. Spillane paid $50,000 for the stock he purchased from Mr. Kane. The Company paid $150,000 and agreed to pay an amount equal to 12% of the net proceeds from the sale of the Cement Kaolin Mine less $13,992, from the proceeds of the sale as and when received by the Company. Alternatively, if the Cement Kaolin Mine is not sold on or before June 1, 1997, the Company agreed to pay to Mr. Kane a $.10 per ton royalty, as and when received by Nova, on sales of kaolin from the Mine up to an aggregate of $70,008. The Agreement among the Company, Mr. Spillane and Mr. Kane, also contained certain releases of claims between and among the parties, and certain other representations.